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                                                                   EXHIBIT 99


SOUTHERN MINERAL CORPORATION
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NEWS RELEASE


                                                                       Contact:
                                                                Steven H. Mikel
                                                              President and CEO
                                                                 (713) 658-9444


September 3, 1996


         SOUTHERN MINERAL REPORTS ACQUISITION OF OIL AND GAS PROPERTIES

HOUSTON -- Southern Mineral Corporation (NASDAQ:SMIN) today announced the acquisition of the limited partner interest in SMC Development, L.P., a Texas Limited Partnership for $3,000,000. The Company acquired the interest from an affiliate of Torch Energy Finance Company, the sole limited partner in the partnership. Upon the acquisition of the limited partner's interest, the partnership was dissolved, resulting in the Company obtaining a direct working interest in sixteen oil and gas properties with proved reserves estimated to be
4.2 billion cubic feet of gas and 149,000 barrels of liquids. Three of the sixteen wells acquired were drilled in 1996 and are expected to commence production in September, 1996.

The Company's President, Steven Mikel, stated, "This acquisition should result in a 20% increase in the Company's daily oil production, and a 36% increase in the Company's daily gas production during the fourth quarter."

Southern Mineral Corporation is an oil and gas acquisition, exploration and production company that owns interest in oil and gas properties located along the Texas Gulf Coast, the Mid-continent and in Canada. The Company is listed on the NASDAQ SmallCap Market under the symbol SMIN.